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Exhibit 23

Notice Regarding Consent of Arthur Andersen

        This Annual Report on Form 10-K for the year ended December 31, 2002 includes a report of independent public accountants previously issued by Arthur Andersen LLP ("Andersen"), which has ceased operations. The reprinting of Andersen's report is not the equivalent of a current reissuance of that report as would be required if Andersen was still operating. Because Andersen is no longer conducting operations, F&M Bancorp could not obtain Andersen's consent to the incorporation by reference of its report appearing in this Annual Report into registration statements filed by F&M Bancorp with the Securities and Exchange Commission and currently effective under the Securities Act of 1933, as amended (the "Securities Act"). Because Andersen has not consented to the incorporation by reference of its report, investors in F&M Bancorp common stock will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen that are contained in this Annual Report or for any omissions by Andersen to state a material fact required to be stated therein.

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Notice Regarding Consent of Arthur Andersen